EXHIBIT 10.10
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”), is made as of this 1st day of September, 2006, by and between IMPAX LABORATORIES, INC. , a Delaware corporation, with offices located at 121 New Britain Boulevard, Chalfont, PA 18914, its successors and assigns (hereinafter collectively referred to as “Company”), and DAVID S. DOLL , an individual residing at 350 Courtland Ave, Harleysville, PA 19438 (“Employee”).
BACKGROUND
     WHEREAS, Employee is currently employed by the Company as Executive Vice President, Commercial Operations; and
     WHEREAS, the Company wishes to reward Employee by modifying his “at-will” employment to employment for a fixed term, and Employee desires to continue to be employed by the Company, all upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE , in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
          1. Employment. The Company hereby reaffirms its employment of Employee and Employee hereby accepts continued employment by the Company, for the period and upon the terms and conditions set forth in this Agreement, subject to earlier termination pursuant to Section 5 below.
          2. Office and Duties.
               (a) During the term of this Agreement, Employee shall serve as Executive Vice President, Commercial Operations of the Company, with overall responsibility for Corporate Business Development, and the Generic Sales/Marketing and Branded Sales/Marketing operations of the Company, shall report directly to the President of the Company Larry Hsu (“President”), and be subject to the supervision, control and direction of the President or as otherwise directed by the Board of Directors of the Company (“Board”).
               (b) In his capacity as Executive Vice President, Commercial Operations, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to, and consistent with his position, subject to the authority and direction of the President, and shall perform such additional duties and responsibilities as may be from time to time assigned to him by the President, CEO or the Board, so long as such additional duties and responsibilities are consistent with those customarily performed by an executive of a comparable size public company.
               (c) Employee shall render his services diligently, faithfully and to the best of his ability, and shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will further the business and interests of the Company. Employee shall also conduct himself and the business of the Company in good faith and in accordance with the highest standards of compliance with all laws and regulations applicable in all jurisdictions in which the Company does business.

               (d) During the term of this Agreement, Employee shall not be engaged in any business activity which, in the reasonable judgment of the President, CEO or Board, conflicts with Employee’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.
               (e) Employee shall comply in all material respects with all Company policies, and directives or policies set by the Board, including, without limitation, policies regarding ethics, integrity and personal conduct.
               (f) During the term of this Agreement, Employee’s principal place of employment shall be at the Company’s facilities located at 121 New Britain Boulevard, Chalfont, Pennsylvania 18914 or 3437 Castor Ave., Philadelphia, Pennsylvania (the “Place of Employment”). The Company shall not change Employee’s Place of Employment to a location that is more than twenty-five (25) miles from the Place of Employment without Employee’s consent.
          3. Term. This Agreement shall be for a term of three (3) years (“Initial Term”) commencing on the date first mentioned above (“Effective Date”) and, if not previously terminated in accordance with the terms of this Agreement, ending three (3) years later. The Initial Term shall be automatically extended on the third anniversary date of the commencement of this Agreement (“Renewal Date”) for a period of one (1) year unless either party shall give written notice of non-renewal to the other party at least sixty (60) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Initial Term. Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date, it will automatically be renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”) for a period ending one (1) year from each Annual Renewal Date (“Renewal Period”), unless either party gives written notice of non-renewal to the other party at least sixty (60) days prior to the Annual Renewal Date, in which case this Agreement will terminate on the Annual Renewal Date immediately following such notice.
          4. Compensation.
               (a) Base Salary. In consideration of the services rendered by Employee to the Company during the term hereof, Employee shall receive a base salary based on an annualized rate of Two Hundred Ninety-Five Thousand and 00/100 Dollars ($295,000.00) through January 31, 2007, payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. For the period from February 1, 2007 through January 31, 2008, Employee shall receive an annual base salary of Three Hundred Thirty-Five Thousand and 00/100 Dollars ($335,000.00) and beginning on February 1, 2008 and ending on the expiration of the Initial Term, an annual base salary of Three Hundred Ninety Five Thousand and 00/100 Dollars ($395,000.00), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time (“Base Salary”). Thereafter, Employee’s Base Salary shall be reviewed annually by the CEO, President, the Board and/or a committee of the Board which has been delegated responsibility for employee compensation matters (such committee to be referred to herein as the “Compensation Committee”) in accordance with the compensation policies and guidelines of the Company, and may be modified either up or down as a result of such review at the sole discretion of the Board and/or the Compensation Committee.

2 of 14

               (b) Bonus Plans/Incentive Compensation Programs. In addition to Base Salary, during the Term, Employee shall be eligible to participate in any bonus plans or incentive compensation programs as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices (“Bonus”). The target for Employee’s bonus shall be set at seventy-five percent (75%) of his Base Salary.
               (c) Stock Bonus. In accordance with the Company’s 2002 Equity Incentive Plan (“Plan”), upon execution of this Agreement, Employee will be granted a restricted stock bonus award of Thirty Thousand (30,000) shares of the Company’s Common Stock (“First Restricted Share Grant”) and options to purchase Thirty Thousand (30,000) shares of Common Stock (“First Stock Option Grant”). One-seventh of the First Restricted Share Grant and one-fourth of the First Stock Option Grant will vest on each anniversary date of the Agreement thereafter over a seven-year and four-year period, respectively. On the second anniversary of this Agreement, Employee will be granted a second restricted stock bonus award of Thirty Thousand (30,000) shares of Common Stock (“Second Restricted Share Grant”) and options to purchase Thirty Thousand (30,000) shares of Common Stock (“Second Stock Option Grant”). One seventh of the Second Restricted Share Grant and one-fourth of the Second Stock Option Grant will vest on each subsequent anniversary date of the Agreement thereafter over a seven-year and four-year period, respectively. The First Restricted Share Grant and Second Restricted Share Grant are collectively referred to hereinafter as “Restricted Shares”, and the First Stock Option Grant and Second Stock Option Grant are collectively referred to hereinafter as “Stock Options”. In order to enable Employee to satisfy the minimum withholding tax obligations with respect to the vesting of the Restricted Shares, the Company shall withhold from the Restricted Shares that vest each year a number of shares having a fair market value (as defined in the Plan) equal to the amount required to be withheld.
                    (i) As the Company may not issue the Restricted Shares or Stock Options without prior approval of the Company’s Shareholders, the pricing of the Stock Options and the issuance of the Restricted Shares and Stock Options will be deferred until shareholder approval is received. Prior to the expiration, termination or Change in Control of this agreement, if for any reason Shareholder approval is not received; the Employee shall nevertheless be entitled to the economic benefits, as reasonably determined by the Compensation Committee, of such Restricted Shares and Stock Options. The exercise price of the Stock Options included in the First Stock Option Grant will be the fair market value of the Company’s Common Stock on the date of such Shareholder approval. The exercise price of the Stock Options included in the Second Stock Option Grant will be the fair market value of the Common Stock on the date of grant unless Shareholder approval shall not have been obtained by that date, in which case it will be the fair market value on the date of Shareholder approval. To the extent the fair market price of the Common Stock on the date of issuance is higher than that on the date of grant of the Stock Options, the Company will credit the amount of such excess to Employee upon, and to the extent of, Employee’s exercise of such Stock Options. Employee understands and agrees that at the time of execution of this Agreement, the Restricted Shares and the Common Stock underlying the Stock Options are not registered under the Securities Act of 1933 and, therefore, such Restricted Shares and Stock Options cannot be publicly traded until such time as such shares are the subject of an effective registration statement.

3 of 14

                    (ii) Should Employee’s employment be terminated by the Company without “Cause” or by Employee for “Good Reason”, or in the event of the death or disability of Employee, all of the unvested Restricted Shares and Stock Options shall be accelerated and become fully vested. In addition, if Employee voluntarily terminates his employment for other than “Good Reason” within eighteen (18) months of a change in Employee’s direct reporting from Larry Hsu to another Company officer, all of the unvested Restricted Shares and Stock Options, both granted and not yet granted, shall be accelerated and become fully vested. If, however, Employee is terminated for “Cause” or employee voluntarily terminates his employment for any reason other than “Good Reason” or change in direct report from Larry Hsu, all remaining unvested Restricted Shares and Stock Options hereunder shall be forfeited.
               (d) Benefits. During his employment hereunder, Employee also shall be entitled to participate in all fringe benefits, if any, as may be in effect from time to time which are generally available to the Company’s senior executive officers, and such other fringe benefits as the Board and/or Compensation Committee shall deem appropriate, subject to eligibility requirements thereof (collectively, the “Benefits”). In no event shall the Benefits be less than the Benefits provided by the Company to Employee on the date hereof.
               (e) Vacation. During this employment hereunder, Employee shall be entitled to the number of paid vacation days in each calendar year as determined by the Company from time to time for its senior executive officers. Vacation days which are not used during any calendar year may not be accrued or carried-over to the next year, nor shall Employee be entitled to compensation for unused vacation days. In no event shall the number of vacation days be less than the number provided by the Company to Employee on the date hereof.
               (f) Business Expenses. During his employment hereunder, the Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon timely presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company as they may be modified from time to time.
               (g) Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law.

4 of 14

          5. Termination. This Agreement shall continue until the end of the Initial Term or any Renewal Period, unless terminated earlier by the Company or Employee as provided herein. If this Agreement is terminated prior to the expiration of the Initial Term or any Renewal Period by the Company or Employee, the provisions contained in Section 6, “Payments Upon Termination”, shall apply.
               (a) Termination by Company for Cause. The Company shall have the right to terminate this Agreement at any time for “Cause”. For purposes of this Agreement, the term “Cause” shall mean the following:
                    (i) Employee commits fraud or theft against the Company or any of its subsidiaries, affiliates, joint ventures and related organizations (collectively referred to as “Affiliates”), or is indicted, convicted of, or pleads guilty or nolo contendere to, a felony or misdemeanor; or
                    (ii) In carrying out his duties hereunder, the Employee engages in conduct that constitutes gross neglect or willful misconduct that results, in either case, in material economic harm to the Company or its Affiliates; or
                    (iii) Employee materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Section 7 below) or breaches any fiduciary duty or duty of loyalty owed to the Company or its Affiliates; or
                    (iv) Employee engages in conduct, which in the sole discretion of the Company, tends to bring the Company or its Affiliates into public disgrace or disrepute; or
                    (v) Employee neglects or refuses to perform duties or responsibilities as directed by the President, CEO or the Board which are consistent with Section 2(b), or violates any direction of any lawful rule, policy or regulation established by the President, the CEO or the Board; or
                    (vi) Employee commits any acts or omissions resulting in or intended to result in direct personal gain to the Employee at the expense of the Company or its Affiliates; or
                    (vii) Employee compromises or otherwise discloses trade secrets or other confidential and proprietary information of the Company or its Affiliates.
          “Cause” shall not include a bona fide disagreement over a corporate policy, so long as the Employee does not willfully violate on a continuing basis specific written directions from the President, CEO or the Board, which directions are consistent with the provisions of this Agreement. Action or inaction by Employee shall not be considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company or its Affiliates, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.
               (b) Termination by Company upon the Death or Disability of Employee. Company shall have the right to terminate this Agreement at any time upon the Death or Disability of Employee. The term, “Disability”, as used herein, means any physical or mental illness, disability or incapacity which prevents Employee from performing the essential functions of his job, with or without reasonable accommodations, hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. During any period of Disability, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

5 of 14

               (c) Termination By Company Without Cause. The Company shall have the right to terminate this Agreement at any time without “Cause” and/or without the occurrence of Employee’s Death or Disability upon thirty (30) days written notice to Employee.
               (d) Termination By Employee For Good Reason. Employee shall have the right to terminate his Agreement at any time during his employment with the Company for “Good Reason” upon thirty (30) days prior written notice to the President, CEO and the Company’s Board. For purposes of this Agreement, “Good Reason” shall mean any of the following:
                    (i) the assignment to Employee by the Company of any duties inconsistent with Employee’s status with the Company; or
                    (ii) the relocation of Employee to a Company office located more than twenty-five (25) miles from Employee’s Place of Employment; or
                    (iii) any material breach by the Company of a material term or provision contained in this Agreement, which breach is not cured within thirty (30) days following the receipt by the President, CEO and the Board of written notice of such breach; or
                    (iv) there is a “Change in Control” of the Company (as hereinafter defined).
               (e) Definition of Change in Control . For purposes of this Agreement, a “Change in Control of Company” means any of the events described in the following subsections (i) through (vii):
                    (i) The occurrence of any event that would, if known to the Company’s management, be required to be reported by the Company under Item 5.01(a) of Form 8-K pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); or
                    (ii) The acquisition or receipt, in any manner, by any person (as defined for purposes of the Exchange Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the Exchange Act) of fifty-one percent or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company; provided that the following shall not constitute a Change in Control: (a) any acquisition directly from the Company; (b) any acquisition by the Company or any of its affiliates; or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or

6 of 14

                    (iii) A change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or
                    (iv) Consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty-one percent of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or reorganization; or
                    (v) A complete liquidation or dissolution of the Company; or
                    (vi) A sale, exchange or other disposition or transfer of all or substantially all of the Company’s business or assets, other than pursuant to a spin-off or comparable transaction in which the transferee is controlled by the Company or its existing stockholders immediately prior to such transfer;
                    (vii) Any event that would constitute a “Change in Control” pursuant to the Impax Laboratories, Inc. Non-Qualified Deferred Compensation Plan.
               (f) Termination by Employee for Other than Good Reason. If Employee shall desire to terminate his employment hereunder for other than Good Reason, he shall first give the Company not less than thirty (30) days prior written notice of termination. Upon a termination of Employee’s employment with Company under this Section 5(f), the effective date of termination shall be the date set forth in employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 5(f)) or an earlier date, as determined by the Company, in its sole discretion, after Company’s receipt of such notice, but not earlier than the date on which Company learned of Employee’s decision to terminate his employment for other than Good Reason.
               (g) Notice of Termination. Any termination, except for death, pursuant to this Section 5 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement.
          Notwithstanding anything to the contrary set forth herein, the provisions of Sections 7 and 8 shall survive the termination of Employee’s employment hereunder for any reason, and shall remain in full force and effect thereafter.

7 of 14

          6. Payments Upon Termination.
               (a) Termination for Cause. In the event Employee’s employment hereunder is terminated for Cause, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to, and the Company shall pay to Employee, any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination, less all deductions or offsets for amounts owed by Employee to the Company. The Company shall have no further obligations to Employee under the Agreement.
               (b) Termination Due to Death or Disability. In the event Employee’s employment hereunder is terminated due to his Death or Disability, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representative or estate) shall be entitled to, and the Company shall pay, any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination less all deductions or offsets for amounts owed by Employee to the Company. The Company shall have no further obligations to Employee under the Agreement other than as referenced in Section 4(c) relating to the accelerated vesting of Restricted Shares and Stock Options.
               (c) Termination By Company Without Cause or By Employee For Good Reason. If the Company terminates Employee’s employment other than for Cause or the occurrence of Employee’s death or Disability, or if Employee terminates his employment for Good Reason, the Company shall pay to Employee as severance a lump sum payment equal to the greater of: (i) one (1) year of Employee’s Base Salary in effect upon termination plus the average of Employee’s Bonus over the past two (2) years, or (ii) Base Salary in effect upon termination for the remainder of the Initial Term (“Severance Payment”), provided Employee is not in breach of this Agreement, and he executes, and does not revoke, a General Release of all claims relating to his employment and termination from employment in a form provided by the Company (“General Release”). Such lump sum Severance Payment shall be made to Employee within 15 days after Employee executes the General Release, provided he does not revoke the General Release. Employee understands that should he fail or refuse to execute the General Release provided by the Company, or revoke such General Release, he shall not be entitled to the Severance Payment under this section. The Company shall have no further obligations to Employee under the Agreement other than as referenced in Section 4(c) relating to the accelerated vesting of Restricted Shares and Stock Options.
               (d) Termination By Employee For Other Than Good Reason. In the event Employee terminates his employment for other than Good Reason, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of termination, except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination. The Company shall have no further obligations to Employee under the Agreement other than as referenced in Section 4(c) relating to the accelerated vesting of Restricted Shares and Stock Options.

8 of 14

          7. Restrictive Covenants.
               (a) Non-Solicitation. During the Initial Term and any Renewal Period, and for a period of the greater of one (1) year or the remainder of the Initial Term after this Agreement is terminated for any reason, voluntary or involuntary, Employee will not, directly or indirectly, for his own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (“Person”):
                    (i) solicit, service, contact, or aid in the solicitation or servicing of any Person or business entity, which is or was a customer, prospective customer, contractor, subcontractor, vendor or supplier of the Company or its Affiliates (as defined in Section 5(a)(i) above) within three (3) years prior to Employee’s termination (“Company Customers”), for the purpose of : (a) inducing Company Customers to cancel, transfer or cease doing business in whole or in part with Company or its Affiliates or (b) inducing Company Customers to buy from any Person other than the Company any product sold by the Company. For purposes of this Agreement, the term “Business of the Company” shall mean the development, manufacturing and marketing of prescription pharmaceutical products, and any other business the Company is actually engaged or planning to be engaged in during Employee’s employment
                    (ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of Company or its Affiliates to leave the employ of Company or its Affiliates, or interfere with such employee’s relationship with Company or its Affiliates.
               (b) Non-Disclosure. Other than in furtherance of the Business of the Company in the ordinary course in his capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Business of the Company including, but not limited to, customer lists, accounts and information, prospective customer, contractor, subcontractor and vendor lists and information, product research and development, drug formulations, information relating to planned or contemplated ANDAs, NDAs, Paragraph 4 filings, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company or its Affiliates which is not generally available to the public and which has been developed or acquired by the Company or its Affiliates with considerable effort and expense (“Confidential Information”). Upon the expiration or termination of Employee’s employment under this Agreement, Employee shall immediately deliver to the Company all Confidential Information, memoranda, books, papers, letters, and other data (whether in written or electronic form), and all copies of same, which were made by Employee or otherwise came into his possession or under his control at any time prior to the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of the Company as conducted or as planned to be conducted by the Company or its Affiliates on the date of the expiration or termination.

9 of 14

               (c) Intellectual Property. Employee will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company which are conceived or developed by Employee alone, or with others, at any time (during or after business hours) while Employee is employed by the Company or its Affiliates. Employee acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s exclusive property. Employee will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations, and Employee will cooperate with the Company in order to allow the Company to take full advantage of those ideas and creations.
               (d) Non-Disparagement. Employee will not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services, to any third party. It shall not be a breach of this section for Employee to testify truthfully in any judicial or administrative or other governmental proceeding or to make statements or allegations in legal filings that are based on Employee’s reasonable belief and are not made in bad faith.
               (e) Enforcement. Employee acknowledges that the covenants and agreements of this Section 7 (“Covenants”) herein are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by him of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Section 7 are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.
               (f) Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company, and, without the agreement of Employee to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the Company and its services are highly competitive and that the Covenants contained in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests and Confidential Information, and are material conditions to Employee’s employment and continued employment with the Company. Employee also acknowledges that the Company has invested significant time, effort, resources and expense in training its employees and agrees that the restrictions contained in this paragraph are reasonable and necessary to protect the Company’s investment and legitimate business interests, and to preserve an undisrupted workplace.

10 of 14

               (g) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes is lawful and appropriate.
               (h) Indemnification. Employee shall indemnify, defend and hold harmless the Company in respect of all liabilities, charges, damages, losses, expenses, fees, and costs of any nature (including reasonable attorney’s fees and costs of litigation) that result from a failure by Employee to fully perform or comply with any Covenant contained in this Section 7.
          8. Miscellaneous.
               (a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
               (b) Controlling Law; Consent to Arbitration; Service of Process.
                    (i) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
                    (ii) Except to the extent provided for in Section 7 above (relating to injunctive relief and other equitable remedies), the Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Philadelphia, Pennsylvania (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“the AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by the Company. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action.

11 of 14

               (c) Notices . All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(i)	If to Employee: David S. Doll 350 Courtland Ave Harleysville, PA 19438

(ii)	If to Company: Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attention: Larry Hsu, President

12 of 14

          In addition, notice by mail shall be by air mail if posted outside of the continental United States.
          Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
               (d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 7 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate his duties under this Agreement.
               (e) Insurance Coverage and Indemnification. To the extent the Company has in place a directors’ and officers’ liability insurance policy (or policies), Employee shall be provided with coverage that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company. In addition, to the extent not inconsistent with the Company’s Charter and/or By-Laws, the Company will defend and indemnify Employee against, and advance to Employee reasonable expenses incurred or reasonably anticipated to be incurred, including attorneys’ and accountants’ fees, for or in connection with any proceeding or claim against Employee, whether individually or in combination with any other person or entity, relating in any manner to Employee’s employment as an employee or officer of the Company, to the fullest extent permitted by applicable law, provided Employee acted within the scope of his employment with the Company.
               (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
               (g) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
               (h) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

13 of 14

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

IMPAX LABORATORIES, INC.
By:
Name:
Title:
DAVID S. DOLL /s/ David S. Doll

14 of 14